EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-61407, 33-28520, 333-91774, 33-45582, 333-97529, 333-108179, 333-141088 and 333-172079 on Form S-8, and Registration Statement No. 333-168324 on Form S-3 of our reports dated February 28, 2012, relating to the consolidated financial statements and financial statement schedule of Ferro Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

February 28, 2012